Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PSQ HOLDINGS, INC.,
as Buyer

CELLO MERGER SUB, INC.,
as Merger Sub

CREDOVA HOLDINGS, INC.,
as the Company

and

SAMUEL L. PAUL,
as Seller Representative

Dated as of March 13, 2024

Table of Contents

Page
ARTICLE I THE MERGER		- 2 -

1.1.	The Merger	- 2 -
1.2.	Effective Time	- 2 -
1.3.	Closing	- 2 -
1.4.	Effect of the Merger	- 2 -
1.5.	Merger Consideration	- 2 -
1.6.	Company Convertible Securities Exchange	- 3 -
1.7.	Effect of Merger on Merger Sub and Company Securities	- 3 -
1.8.	Governing Documents and Officers and Directors	- 3 -
1.9.	Escrow; Escrow Account	- 3 -
1.10.	Closing Deposits; Surrender of Certificates	- 4 -
1.11.	Appraisal and Dissenter’s Rights	- 4 -
1.12.	Fractional Shares	- 5 -
1.13.	Further Actions	- 5 -

ARTICLE II CLOSING DELIVERABLES		- 5 -

2.1.	Company Closing Deliverables	- 5 -
2.2.	Buyer Closing Deliverable	- 6 -

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		- 6 -

3.1.	Organization and Qualification	- 6 -
3.2.	Authorization; Corporate Documentation	- 7 -
3.3.	Capitalization	- 7 -
3.4.	Non-Contravention	- 8 -
3.5.	Financial Statements	- 8 -
3.6.	Absence of Certain Changes	- 9 -
3.7.	Title to and Sufficiency of Assets	- 12 -
3.8.	Loans	- 12 -
3.9.	Intellectual Property	- 12 -
3.10.	Compliance with Laws	- 16 -
3.11.	Permits	- 16 -
3.12.	Litigation	- 17 -
3.13.	Contracts	- 17 -
3.14.	Tax Matters	- 19 -
3.15.	Employees and Labor Matters	- 20 -
3.16.	Benefit Plans	- 21 -
3.17.	Insurance	- 22 -
3.18.	Transactions with Related Persons	- 23 -
3.19.	Properties	- 23 -
3.20.	No Brokers	- 23 -
3.21.	Information Supplied	- 23 -
3.22.	No Other Representations and Warranties	- 23 -

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		- 23 -

4.1.	Organization and Qualification	- 23 -
4.2.	Authorization; Corporate Documentation	- 24 -

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4.3.	Capitalization	- 24 -
4.4.	Non-Contravention	- 24 -
4.5.	SEC Filings; Financial Statements	- 24 -
4.6.	Absence of Certain Changes	- 26 -
4.7.	Title to and Sufficiency of Assets	- 26 -
4.8.	Intellectual Property	- 26 -
4.9.	Compliance with Laws	- 28 -
4.10.	Permits	- 28 -
4.11.	Litigation	- 28 -
4.12.	Contracts	- 28 -
4.13.	Tax Matters	- 30 -
4.14.	Employees and Labor Matters	- 31 -
4.15.	Insurance	- 31 -
4.16.	Properties	- 32 -
4.17.	No Brokers	- 32 -
4.18.	Information Supplied	- 32 -
4.19.	No Other Representations and Warranties	- 32 -

ARTICLE V OTHER AGREEMENTS		- 32 -

5.1.	Tax Matters	- 32 -
5.2.	Advisory Fees	- 32 -
5.3.	Indemnification of Directors, Managers, and Officers	- 33 -

ARTICLE VI INDEMNIFICATION		- 34 -

6.1.	Survival	- 34 -
6.2.	Indemnification by Company Indemnifying Parties	- 35 -
6.3.	Indemnification Procedures	- 35 -
6.4.	Limitations on Indemnification	- 36 -
6.5.	General Indemnification Provisions	- 37 -
6.6.	Exclusive Remedy	- 37 -

ARTICLE VII GENERAL PROVISIONS		- 38 -

7.1.	Notices	- 38 -
7.2.	Severability	- 38 -
7.3.	Binding Effect; Assignment	- 38 -
7.4.	No Third-Party Beneficiaries	- 39 -
7.5.	Amendment; Waiver	- 39 -
7.6.	Entire Agreement	- 39 -
7.7.	Specific Performance	- 39 -
7.8.	Governing Law; Jurisdiction	- 39 -
7.9.	Waiver of Jury Trial	- 40 -
7.10.	Interpretation	- 40 -
7.11.	Mutual Drafting	- 41 -
7.12.	Counterparts	- 41 -
7.13.	Seller Representative	- 41 -
7.14.	No Implied Representations; Non-Reliance	- 43 -
7.15.	Conflict of Interest	- 43 -
7.16.	Attorney-Client Privilege	- 43 -

ARTICLE VIII DEFINITIONS		- 44 -

8.1.	Certain Defined Terms	- 44 -
8.2.	Terms Defined Elsewhere	- 53 -

EXHIBIT

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Non-Competition Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of March 13, 2024, by and among (i) PSQ Holdings, Inc., a Delaware corporation ( “Buyer”), (ii) Cello Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub” and, together with Buyer, the “Buyer Parties”), (iii) Credova Holdings, Inc., a Delaware corporation (the “Company”), and (iv) Samuel L. Paul, in the capacity as the Seller Representative from and after the Closing (as defined herein) in accordance with the terms hereof (the “Seller Representative”).

RECITALS

WHEREAS, subject to the terms and conditions set forth herein, the parties hereto intend for Buyer to acquire the Company through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”), as a result of which the Company will become a wholly-owned subsidiary of Buyer;

WHEREAS, the aggregate consideration to be paid by Buyer to acquire the Company, subject to the terms and conditions set forth herein is based on an enterprise value for the Company and its Subsidiaries of $25,000,000;

WHEREAS, prior to the date hereof, Buyer and the Company have received complete and duly executed Required Noteholder Documents from each Company Noteholder;

WHEREAS, prior to the date hereof, the board of directors of the Company has unanimously approved and determined that it is in the best interests of the Company and the Company Stockholders, and recommended, among other things, the adoption and approval of this Agreement, the other Ancillary Documents to which it is a party and the other transactions contemplated hereby and thereby, including the Merger (the “Transactions”), by the Company Stockholders;

WHEREAS, simultaneously with the execution and the delivery of this Agreement, Buyer has received (a) a duly executed Written Consent from each Company Stockholder (the “Company Stockholder Consent”) and (b) a duly executed Joinder Agreement from each Company Stockholder in the form attached as Exhibit A (collectively, the “Joinder Agreements”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer has received duly executed Lock-Up Agreements from each Company Stockholder in the form attached as Exhibit B hereto (collectively, the “Lock-Up Agreements”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer has received duly executed Registration Rights Agreements from each Company Stockholder in the form attached as Exhibit C hereto (collectively, the “Registration Rights Agreements”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer has received duly executed Non-Competition and Non-Solicitation Agreements from each Company Stockholder and each Key Employee in the form attached as Exhibit D hereto (collectively, the “Non-Competition and Non-Solicitation Agreements”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Buyer has received the Key Employee Documents from each Key Employee;

WHEREAS, for federal income tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” with the meaning of Section 368(a) of the Code, (ii) this Agreement will constitute a “plan of reorganization” (within the meaning of Treasury Regulations Section 1.368-2(g)), and (iii) each party hereto will be a party to such reorganization with the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

1.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Entity”.

1.2. Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3. Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE II, the consummation of the Transactions (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP, counsel to Buyer, located at 1345 Avenue of the Americas, New York, NY 10105, on the date hereof after all the Closing deliverables pursuant to ARTICLE II shall have been delivered, or at such other date, time or place (including remotely) as Buyer and the Company may mutually agree (the date and time at which the Closing is actually held being the “Closing Date”).

1.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Entity, including in each case the rights and obligations of each such party under this Agreement and the other Ancillary Documents from and after the Effective Time.

1.5. Merger Consideration. As consideration for the Merger, the Company Stockholders (after giving effect to the Company Convertible Securities Exchange described herein) collectively shall be entitled to receive from Buyer (the “Merger Consideration”), consideration consisting of, in the aggregate, 2,920,993 newly-issued shares of Buyer Class A Common Stock (the “Consideration Shares”), with each Consideration Share valued based on the Buyer Class A Common Stock Price, with each Company Stockholder receiving as consideration in the Merger, in exchange for each share of Company Common Stock held on an as-converted-to-Company Common Stock-basis (after giving effect to the Company Convertible Securities Exchange), but excluding any Company Securities described in Section 1.7(b), a number of Consideration Shares equal to the Conversion Ratio (the “Per Share Consideration Amount”).

1.6. Company Convertible Securities Exchange. Immediately prior to the Effective Time all of the outstanding unexercised Company Convertible Securities shall have been cancelled or exchanged in accordance with the terms of applicable underlying instruments(the “Company Convertible Securities Exchange”).

1.7. Effect of Merger on Merger Sub and Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person:

(a) Subject to Section 1.7(b), all shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time, all of which are in non-certificated book-entry form, will be cancelled and automatically deemed for all purposes to represent the right to receive, in the aggregate for all shares of capital stock of the Company, the Consideration Shares, with each Company Stockholder receiving, for each share of Company Common Stock, the Per Share Consideration Amount, without interest. As of the Effective Time, each Company Stockholder shall cease to have any other rights with respect to the capital stock of the Company, except the right to receive the Per Share Consideration Amount in accordance with and subject to the terms and conditions set forth in this Agreement.

(b) Notwithstanding Section 1.7(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of capital stock of the Company that are owned by the Company as treasury shares or by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of Company capital stock shall be canceled and extinguished without any conversion thereof or payment therefor.

(c) At the Closing, the Company Notes shall be exchanged for Replacement Notes pursuant to the Note Exchange Agreements.

(d) Except for the Company Notes, the Company Warrants and all other securities that are convertible into or exchangeable for shares of capital stock of the Company, in each case, that are issued and outstanding immediately prior to the Effective Time, will be cancelled and terminated as of the Effective Time and the holders thereof shall no longer have the right to acquire, convert into or be exchanged for shares of capital stock of the Company.

(e) Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Entity, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Entity.

1.8. Governing Documents and Officers and Directors. At the Effective Time, upon the consummation of the Merger, each of the Certificate of Incorporation and Bylaws of Merger Sub shall become the Certificate of Incorporation and Bylaws of the Surviving Entity. At the Effective Time, (i) the directors of the Surviving Entity shall be the directors of Merger Sub immediately prior to the Merger and (ii) the executive officers of the Surviving Entity shall be the executive officers of Merger Sub immediately prior to the Merger.

1.9. Escrow; Escrow Account. Concurrently with the execution of this Agreement, Buyer, the Seller Representative and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), have entered into an escrow agreement, effective as of the Closing (the “Escrow Agreement”), pursuant to which, Buyer delivered to the Escrow Agent a number of Consideration Shares equal to ten percent (10%) of the Consideration Shares issuable to the Company Stockholders at the Closing (the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of this Agreement and the Escrow Agreement. Contributions to the Escrow Account comprising the Escrow Property shall be allocated among the Company Stockholders, proportionately with Company Stockholders’ respective Pro Rata Shares, relative to Escrow Shares. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of Consideration Shares received by Company Stockholders, respectively, pursuant to this ARTICLE I. Until such time as the Escrow Agent has been instructed to disburse Escrow Property, subject to the retention of any dividends, distributions and other earnings thereon in accordance herewith and with the terms of the Escrow Agreement, Company Stockholders shall be deemed the owners with regard to their respective Pro Rata Shares of the Escrow Property.

1.10. Closing Deposits; Surrender of Certificates.

(a) At or prior to the Effective Time, Buyer shall issue and register in the name of the Company Stockholders such number of Consideration Shares set forth opposite each Company Stockholder’s name on Annex I hereto, (less the Escrow Shares, which will be deposited in the Escrow Account in accordance with Section 1.9.).

(b) If any portion of the Consideration Shares is to be delivered or issued to a Person other than the Person in whose name the applicable share of Company Stock is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Governing Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) the recipient of such portion of the Consideration Shares, or the Person in whose name such portion of the Consideration Shares is delivered or issued, shall have already executed and delivered, any Ancillary Documents that such Person is to execute pursuant to this Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Buyer and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further registration of transfers of Company Stock.

(d) All securities issued upon the surrender of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock.

1.11. Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Consideration Shares with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give Buyer (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Consideration Shares (including Escrow Shares) shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Consideration Shares (or Escrow Shares) with respect to any Dissenting Shares.

1.12. Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Buyer Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Buyer Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Buyer Common Stock.

1.13. Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Surviving Entity are fully authorized in the name of the Surviving Entity, Merger Sub and the Company to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
CLOSING DELIVERABLES

2.1. Company Closing Deliverables. At or prior to the Closing, the Company shall deliver, or cause to be delivered to Buyer each of the following:

(a) Secretary Certificate. The Company shall have delivered to Buyer a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (i) copies of the Company’s Governing Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (ii) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and recommending the approval and adoption of the same by the Company Stockholders, (iii) the Company Stockholder Consent and (iv) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(b) Good Standing. The Company shall have delivered to Buyer good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the applicable Target Company’s jurisdiction of organization and from each other jurisdiction set forth on Schedule 2.1(b), in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(c) Delivery of Noteholder Documents; Cancellation of Existing Company Notes. Buyer shall have received (i) complete and duly executed Required Noteholder Documents from each Company Noteholder, and (ii) evidence that all such notes have been cancelled.

(d) Lock-Up Agreements. Duly executed Lock-Up Agreements from each Company Stockholder shall have been delivered to Buyer.

(e) Non-Competition and Non-Solicitation Agreement. Duly executed Non-Competition Agreements shall have been delivered to Buyer.

(f) Employment Documents. Duly executed Key Employee Employment Documents shall have been delivered to Buyer.

(g) Joinders. The Company and Buyer shall have received duly executed Joinder Agreements from each Company Stockholder.

(h) Consents. The Company shall have delivered to Buyer each of the Consents listed in Schedule 2.1(h) in form and substance reasonably satisfactory to Buyer.

(i) Red Rock Agreement. The Company has delivered to Buyer a duly executed copy of the Red Rock Agreement.

(j) Other Agreements. The Company shall have delivered to Buyer a duly executed agreement with the party listed on Schedule 2.1(j) in form and substance reasonably satisfactory to Buyer.

2.2. Buyer Closing Deliverables. At or prior to the Closing, the Buyer shall deliver, or cause to be delivered to the Company each of the following:

(a) Issuance of Replacement Notes. The Replacement Notes shall have been issued and delivered to applicable recipients pursuant to the terms and conditions of the Note Exchange Agreement.

(b) Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement duly executed by Buyer.

(c) Secretary Certificate. Buyer shall have delivered to the Company a certificate executed by Buyer’s secretary certifying as to the validity and effectiveness of, and attaching, (i) copies of Buyer’s Governing Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (ii) the requisite resolutions of Buyer’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which Buyer is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and (iv) the incumbency of officers of Buyer authorized to execute this Agreement or any Ancillary Document to which Buyer is or is required to be a party or otherwise bound.

(d) Good Standing. Buyer shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Buyer certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Buyer’s jurisdiction of organization and from each other jurisdiction in which Buyer is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Buyer on the date hereof (the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer) (“Company Disclosure Schedules”), the Company hereby represents and warrants to the Buyer Parties, as follows:

3.1. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Each Target Company has full corporate power and authority to own the assets owned by it and conduct its business as it is being conducted by it, and is duly licensed or qualified to do business and in good standing as a foreign entity in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary. Except as set forth on Schedule 3.1(a), the Company does not have any Subsidiaries and does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person, and no Target Company is a participant in any joint venture, partnership or similar arrangement. During the past three (3) years, no Target Company has been known by or used any corporate, fictitious or other name in the conduct of its business or in connection with the use or operation of its assets. Schedule 3.1(b) lists all current directors, managers and officers of each Target Company and each such Person’s name and positions.

3.2. Authorization; Corporate Documentation. The Company has full power and authority to enter into this Agreement and each Ancillary Document to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or is required to be a party has been, or when delivered will be, duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions. The Governing Documents of each Target Company, including all amendments to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Governing Documents of each applicable Target Company, as amended through and in effect on the date hereof. The minute books and records of the proceedings of each Target Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

3.3. Capitalization. The Company Stockholders identified on Schedule 3.3(a) are the legal, beneficial and record owner of all of the issued and outstanding capital stock of the Company, with each Company Stockholder owning the capital stock of the Company forth on Schedule 3.3(a), which capital stock constitutes all of the issued and outstanding capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company (i) have been duly and validly issued, (ii) are fully paid and non-assessable and, (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer and none of the outstanding shares of capital stock of the Company are or have ever been certificated. The Company maintains and has, since inception, maintained a book entry record keeping system with regard to its outstanding capital stock and represents and warrants that its stock ledger or other book entry records are complete, accurate and consistent with the information set forth in Schedule 3.3(a) hereto. Other than as set forth on Schedule 3.3(b), there are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts to which the Company is a party or bound relating to any equity securities of the Company, whether or not outstanding. Set forth on Schedule 3.3(b) are all warrants to purchase capital stock of the Company as of the business day prior to the date hereof. As of immediately prior to the execution of this Agreement, the Company has received an executed acknowledgement from each holder of such warrants that all such warrants have been cancelled for no consideration. Set forth on Schedule 3.3(c) is an accurate and complete schedule of all of the Company Notes and Paid Company Notes as of the Business Day prior to the date hereof, which identifies each of the record holders and beneficial owners of each such Company Note and Paid Company Note. There are (i) no Contracts between the Company and any holders of outstanding Company Notes, (ii) no Contacts among holders of Company Notes and (iii) no rights in, to, or with respect to any Company Notes or any payments that may be due or may come due thereunder, in effect. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder Contracts with respect to the voting of the equity securities of the Company. As of immediately prior to the execution of this Agreement, (x) no Company Notes or Paid Company Notes are outstanding on the books and records of the Company and (y) the Company has received executed acknowledgement of repayment or extinguishment of all obligations under the Company Notes or Paid Company Notes from each holder of the Company Notes or Paid Company Notes, as applicable. The amounts set forth on Schedule 3.3(c) have been delivered to the holder of each Paid Company Note, which each such holder has acknowledged and agreed in writing represents payment in full for all outstanding obligations of the Company under the Paid Company Notes. All of the equity securities of the Company as of the date hereof and all of the Company Notes have been granted, offered, sold and issued in compliance with all applicable corporate and securities Laws.

3.4. Non-Contravention. Other than such actions or filings listed on Schedule 3.4, neither the execution or delivery, nor the performance of this Agreement or any Ancillary Documents by the Company, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of any Target Company, (b) violate or conflict with any Law or Order to which any Target Company, its assets, business, employees or equity interests are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of any Target Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Company Material Contract which any Target Company is a party or by which any Target Company, its assets or equity interests may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any equity interests or any assets of any Target Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.5. Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Company (including any related notes thereto, with respect to all Company Financials prepared with notes), consisting of the consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2021, and the related audited consolidated statements of operations, consolidated changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP; and (ii) the unaudited financial statements, consisting of the balance sheet of the Company as of September 30, 2023 (the “Company Balance Sheet Date”), and the related unaudited condensed income statement, changes in stockholder equity and statement of cash flows for the nine months ended September 30, 2023. True and correct copies of the Company Financials and the December 31 Financial Information have been provided to Buyer. The Company Financials (A) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (B) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited financial statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments), and (C) fairly present in all material respects the financial position of the Target Companies as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The December 31 Financial Information (A) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein and, (B) fairly present in all material respects the financial position of the Target Companies as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains systems and processes that are customary for companies at the same stage of development as the Company that are designed to provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements and financial information of the Company as described herein and delivered or deliverable hereunder and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, and (v) accounts, notes and other receivables and inventory are recorded accurately, and procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the Ordinary Course of Business consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, neither the Company nor its Representatives have received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. All financial information and projections with respect to the Target Companies that have been delivered by or on behalf of the Company to Buyer or its Representatives prior to the Closing were prepared in good faith using assumptions that the Company believes to be reasonable.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 3.5(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 3.5(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its properties or assets.

(d) Except as set forth on Schedule 3.5(d), the Company does not have any Liabilities that are required by GAAP to be reflected on the Financial Statements, except for those that are (i) set forth in the balance sheet of the Company as of the Company Balance Sheet Date contained in the Company Financials or (ii) that were incurred after the Company Balance Sheet Date in the Ordinary Course of Business (other than Liabilities for breach of any Contract or violation of any Law).

3.6. Absence of Certain Changes. Since December 31, 2023, each Target Company (a) has conducted its business only in the Ordinary Course of Business; (b) has not been subject to a Material Adverse Effect; and (c) has not done any of the following:

(a) amended, waived or otherwise changed, in any respect, its Governing Documents, except as required by applicable Law;

(b) authorized for issuance, issued, granted, sold, pledged, disposed of or proposed to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(c) split, reverse split, combined, subdivided, exchanged, recapitalized or reclassified any of its shares or other equity interests or issue any other securities in respect thereof or paid or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeemed, purchased or otherwise acquired or offered to acquire any of its securities;

(d) incurred, created, assumed, prepaid or otherwise became liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 individually or $200,000 in the aggregate or made a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business, excluding any arrangements with Related Parties), or guaranteed or endorsed any Indebtedness, Liability or obligation of any Person in excess of $50,000 individually or $200,000 in the aggregate;

(e) increased the wages, salaries or compensation of its employees other than in the Ordinary Course of Business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or made or committed to make any bonus payment (whether in cash, property or securities) to any employee, or materially increased other benefits of employees generally, or entered into, establish, materially amended or terminated any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Company Benefit Plan;

(f) made, changed or rescinded any election relating to Taxes, settled any Action relating to Taxes, filed any amended Tax Return or claimed for refund, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Target Company (other than in connection with automatic extensions of time to file Tax Returns obtained in the Ordinary Course of Business), or adopted or made any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(g) transferred or licensed to any Person or otherwise extended, materially amended or modified, permitted to lapse or failed to preserve any material Owned IP (excluding non-exclusive licenses of Owned IP to Target Company customers in the Ordinary Course of Business consistent with past practice), or disclosed to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(h) terminated, waived or assigned any material right under any Company Material Contract or entered into any Contract pursuant to which the Target Companies expect to receive or expend amounts or perform services with estimated values equal to or greater than $100,000 individually or $400,000 in the aggregate;

(i) failed to maintain its books, accounts and records in all material respects in the Ordinary Course of Business consistent with past practice;

(j) established any Subsidiary or entered into any new line of business or materially change its lending, leasing, investment, underwriting, actuarial, servicing, charge-off, modification, risk, asset/liability, finance, credit, accounting or other operating policies;

(k) failed to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(l) revalued any of its material assets or made any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(m) waived, released, assigned, settled or compromised any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates), or otherwise paid, discharged or satisfied any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(n) closed or materially reduced its activities, or effected any layoff or other personnel reduction or change, at any of its facilities;

(o) acquired, including by merger, consolidation, acquisition of equity interests or assets or otherwise, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business consistent with past practice;

(p) made capital expenditures in excess of $50,000 in the aggregate;

(q) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(r) voluntarily incurred any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $200,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(s) incurred Indebtedness, other than substantially in accordance with the Ordinary Course of Business consistent with past practices;

(t) sold, leased, licensed, transferred, exchanged or swapped, mortgaged or otherwise pledged or encumbered (including securitizations), or otherwise disposed of any material portion of its properties, assets or rights;

(u) entered into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(v) settled or taken any material action with respect to any of the matters set forth in Schedule 3.6(v);

(w) taken any action that would reasonably be expected to delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(x) accelerated the collection of any trade receivables or delayed the payment of trade payables or any other liabilities other than in the Ordinary Course of Business consistent with past practice;

(y) entered into, amended, waived or terminated (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business consistent with past practice); or

(z) authorized or agreed to do any of the foregoing actions.

3.7. Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or leases and has a valid leasehold interest or other valid and enforceable contractual right to use all of its assets, free and clear of all Liens other than Permitted Liens. The tangible assets (including Contractual rights, as applicable) owned or held by, and leased or licensed to, each Target Company constitute all of the tangible assets, rights and properties that are used in the operation of such Target Company’s business as it is now conducted or that are used or held by such Target Company for use in the operation of its business, and taken together, are adequate and sufficient for the operation of such Target Company’s business as currently conducted.

3.8. Loans.

(a) Each Loan reflected on the Company Balance Sheet or acquired by the Company or a Subsidiary of the Company after the Company Balance Sheet Date, other than Loans sold, paid off or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course of Business (“Company Loans”), was solicited and originated and has been administered and serviced in accordance with the Company’s or such Subsidiary’s, as the case may be, underwriting, lending and servicing standards, policies and procedures in the Ordinary Course of Business and in accordance with applicable Law in all material respects.

(b) Each Note evidencing a Company Loan represents the legal, valid and binding payment obligation of the Obligor thereon, enforceable by the holder thereof in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

3.9. Intellectual Property.

(a) Schedule 3.9(a) sets forth an accurate and complete list of all registered of Intellectual Property (and applications therefor) owned by the Target Companies, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered (if registered) or in which an application for issuance or registration has been filed (if an application for registration has been filed) and the status of each such application and (D) the issuance, registration or application numbers and dates (if registered)(the “Registered Intellectual Property”). The Target Companies own or otherwise possess valid and legally enforceable rights to use the Intellectual Property owned by each of the Target Companies (the “Owned IP”) and all other Intellectual Property used in the conduct of the business of the Target Companies as currently conducted. All Registered Intellectual Property has been duly registered with, filed in, issued by or applied for with, as the case may be, the United States Patent and Trademark Office or such other appropriate domestic filing offices, and, to the Company’s Knowledge, all such registrations, filings, issuances, applications and other actions remain valid, in full force and effect, and are current, not abandoned, and not expired. To the Company’s Knowledge, the Owned IP consisting of unregistered Intellectual Property are valid and are in full force and effect.

(b) Schedule 3.9(b) sets forth an accurate and complete list of the title of each item of material Software owned or purported to be owned by a Target Company (collectively, “Owned Software”). The Target Companies own or have an assignable right to all Owned Software, including the Intellectual Property in all Owned Software. No Target Company is a party to any Contract that would prevent the applicable Target Company from making any change to the Owned Software or combining it with other Intellectual Property or Software. The Target Companies take commercially reasonable steps to verify that all Software and data residing on its computer networks or licensed or otherwise distributed to customers is free of viruses and other disruptive technological means.

(c) Schedule 3.9(c) sets forth an accurate and complete list of all Contracts pursuant to which a Target Company is licensed to use Intellectual Property from a third party (the “Third Party Intellectual Property”), other than (i) any Contract for the use of commercially available Software on a non-exclusive basis, and (ii) any Contract with a vendor or other supplier where the license to use Intellectual Property is incidental to the primary purpose of the Contract (the “Intellectual Property License Agreements”). The Company has delivered to Buyer accurate and complete copies of the Intellectual Property License Agreements. Neither a Target Company, nor, to the Company’s Knowledge, any other party thereto, has breached any of the Intellectual Property License Agreements.

(d) Except as otherwise set forth on Schedule 3.9(d), to the Knowledge of the Company, the Target Companies’ ownership and use in the Ordinary Course of Business of the Owned IP, the Owned Software and the Credova Platform do not infringe upon or misappropriate the Intellectual Property rights, privacy rights or right of publicity of any third party. To the Knowledge of the Company, a Target Company is the owner of the entire and unencumbered (other than Permitted Liens) right, title and interest in and to each item of the Owned IP, the Owned Software and the Credova Platform, and the Target Companies are entitled to use, and are using in their businesses, the Owned IP, the Owned Software and the Credova Platform, in the Ordinary Course of Business. To the Knowledge of the Company, each of the Owned IP, Intellectual Property in the Owned Software and Intellectual Property in the Credova Platform, including all patents, registered or unregistered copyrights, trade secrets, trademarks and service marks included in the Owned IP, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part. No event has occurred, or to the Knowledge of the Company, circumstance exists, that could render any of the Owned IP invalid or unenforceable. All public releases and versions of the Owned Software distributed to any third party customers contain appropriate copyright legends or notices in the name of the Company.

(e) Except as otherwise set forth on Schedule 3.9(e), no Actions have been asserted against any Target Company and are not disposed of, or are pending or, to the Knowledge of the Company, threatened in writing against any Target Company: (i) based upon or challenging or seeking to deny, enjoin or restrict, in whole or in part, the use by any Target Company of any Owned IP, the Owned Software or the Credova Platform; (ii) alleging that a Target Company’s products or services provided by a Target Company infringe upon or misappropriate any Intellectual Property right of any third party; (iii) alleging that any Intellectual Property licensed to a Target Company infringes upon any Intellectual Property right of any third party or is being licensed or sublicensed to a Target Company in conflict with the terms of any license or other agreement; or (iv) challenging a Target Company’s ownership, or the validity or enforceability, of the Owned IP, Owned Software or the Credova Platform. To the Knowledge of the Company, no Person is engaged in any activity that infringes upon the Owned IP, the Owned Software or the Credova Platform.

(f) Except as set forth on Schedule 3.9(f) or licenses granted in the Ordinary Course of Business (i) to customers under the Company’s standard terms of use licenses, (ii) for open application programming interfaces (API), or (iii) to contractors engaged by a Target Company to assist in development or support of the Credova Platform, the Company has not granted any license or other right currently outstanding to any third party with respect to the Owned IP, the Owned Software or the Credova Platform.

(g) Except with respect to contractors engaged by a Target Company to assist in development or support of the Credova Platform, no third party has access to or the right to access the source code for the Owned Software, and the consummation of the transactions contemplated by this Agreement will not permit any third party to obtain access to such source code. No source code for any Third Party Intellectual Property has been distributed by the Company to any third party or placed in escrow by the Company, except to the extent the Company has the express written permission of the owner of such Third Party Intellectual Property to so distribute or escrow such source code. No third party has any interest in, or right to compensation from the Company by reason of the Company’s use, exploitation or sale of any Owned Software. The Owned Software has not been forfeited to the public domain. The Company possesses full and complete source and object code versions of all releases or separate versions of the Owned Software that are currently in use by the Company. To the Knowledge of the Company, none of the Owned Software contains any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of such Owned Software or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command

(h) The Owned Software and the Credova Platform (i) operate in all material respects in accordance with any applicable written specifications and documentation of the Company relating to such Owned Software and the Credova Platform, as applicable, including in any such written specifications and documentation provided to Company customers, and (ii) has not experienced, suffered, caused or produced any material malfunction, defect, error, data loss or breakdown in operation or caused or produced any damage to any computer system. No customer, licensee or sublicensee of the Company has brought any written complaint, claim, demand, charge, or Action asserting that Owned Software has (i) failed to perform and/or operate in conformity with its written documentation or warranty in any material respect, or (ii) experienced, suffered, caused or produced any material malfunction, defect, error, data loss or breakdown in operation or caused or produced any damage to any computer system, and to the Company’s Knowledge, there is no basis for any such complaint, claim, demand, charge, or Action.

(i) The Target Companies have taken commercially reasonable steps to protect, preserve, and maintain the confidentiality of their Trade Secrets and other confidential Intellectual Property included in the Owned IP, including the source code for the Owned Software currently offered or supported by the Company, and, to the Company’s Knowledge, (i) there has been no misappropriation of any Trade Secrets or other material confidential Intellectual Property of any Target Company by any current or former employee, independent contractor or agent of a Target Company, or to the Knowledge of the Company, by any other Person; (ii) no current or former employee, independent contractor or agent of a Target Company has misappropriated any trade secrets of any other Person in the course of his or her performance as an employee, independent contractor or agent of a Target Company or has any claim to any of the Owned IP; and (iii) no current or former employee, independent contractor or agent of a Target Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement, work-for-hire agreement, non-compete obligation or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. The Company has taken commercially reasonable steps necessary to comply with all duties of the Company to protect the confidentiality of information provided to the Company by any other Person.

(j) Except as set forth in Schedule 3.9(j), Company employees or contractors engaged by a Target Company has developed or created all of the Owned IP. In addition, with respect to the Owned IP and Credova Platform:

(i) Employees. Schedule 3.9(j)(i) sets forth an accurate and complete list of employees currently employed by the Company who have conceived, authored, invented, developed, reduced to practice or otherwise materially contributed to the Owned IP and Credova Platform.

(ii) Consultants. Schedule 3.9(j)(ii) sets forth an accurate and complete list of all consultants or other Persons currently engaged by the Company who have conceived, authored, invented, developed, reduced to practice or otherwise materially contributed to the Owned IP (including all software source code and object code) and Credova Platform, and who were not then employees of the Company. The Company has obtained a written assignment to Company from each consultant or non-employee of all Intellectual Property rights relating to any of the Owned IP.

(iii) Other Assignments. Schedule 3.9(j)(iii) separately sets forth an accurate and complete list of all other written assignments other than as provided in Schedule 3.9(j), if any, by any Contract with respect to the Company’s ownership rights in the Owned IP and Credova Platform.

(iv) Effect of Assignments. In each case in which the Company has acquired ownership of any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in that Intellectual Property to the Company necessary to operate the Company’s business as currently conducted. If the Company has acquired Registered Intellectual Property from another Person, the Company has duly recorded each of these assignments with the appropriate Governmental Authority.

(k) None of the Owned IP was developed using any Governmental Authority or university funding or facilities, nor was it obtained from a Governmental Authority or university. The Company is not a member of, and is not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members. None of the Owned IP is, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that (i) requires the distribution or the making available of the source code for any Owned Software, (ii) prohibits or limits the Company or any of its Affiliates from charging a fee or receiving consideration in connection with sublicensing or distributing any Owned Software, (iii) except as specifically permitted by Law, grants any right to any Person (other than the Company and its Affiliates and contractors engaged by the Company) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any Owned Software or (iv) requires the licensing of any Owned Software for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). None of the Owned Software incorporates, or is distributed with, any Software that is subject to a Limited License, nor does any Owned Software constitute a derivative work of, dynamically link with or otherwise interact with any such Software in such a way that, creates, or purports to create, obligations for the Company that any Owned Software be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge.

(l) To the Knowledge of the Company, each Target Company’s collection, storage, use, processing and dissemination of personal computer information and personally identifiable information in connection with its business has been conducted in accordance with all applicable Laws relating to privacy, data security and data protection that are binding on such Target Company and all applicable privacy policies adopted by or on behalf of such Target Company. No Actions have been brought or have been noticed or threatened against a Target Company alleging a Target Company’s collection, storage, use, processing and dissemination of personal computer information and personally identifiable information in connection with its business has violated any applicable Laws relating to privacy, data security and data protection that are binding on such Target Company.

3.10. Compliance with Laws.

(a) Each Target Company is in compliance with, and has complied with all Laws and Orders applicable to such Target Company. No Target Company has received (i) any written or oral notice of any actual or alleged violation of or non-compliance with applicable Laws by any Target Company; or (ii) any written communication from any Governmental Authority relating to any exanimation, audit, inquiry or alleged violation of any applicable Law.

(b) No Target Company, nor any of its directors or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Treasury Department Office of Foreign Assets Control (OFAC), or licensing restrictions of the State Department Defense Directorate of Trade Controls (DDTC) or the Commerce Department Bureau of Industry Security (BIS).  No Target Company, nor any of its officers or directors, nor to the Knowledge of the Company, any other Representative acting on its behalf, has (i) violated any regulation of OFAC, DDTC or BIS regarding the export or import of firearms or ammunition (ii) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (iii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iv) made any other unlawful payment or (v) violated any applicable money laundering or anti-terrorism Law or taken any action which would reasonably cause a Target Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (FCPA), or any applicable Law of similar effect.

(c) Since its inception, the Company has complied, and is now complying, in all material respects with all applicable legal requirements, and has not (i) received any written communication from any governmental authority relating to any examination, audit, inquiry or alleged violation of any legal requirement defined in this Agreement or deficiency in the Company’s related policies or procedures.

(d) No Target Company has been notified or otherwise become aware of a material violation of Law by any Financial Intermediary or the existence and continuation of any failure to comply with applicable Law by a Financial Intermediary that would reasonably be expected by persons with direct knowledge or professional experience with such matters to materially restrict or impair such Financial Intermediary’s ability to continue carrying out its ordinary course business affairs, substantially in accordance with past practices.

(e) No Target Company has Knowledge of any pending claim or is pursuing or expecting to pursue any claim for damages against or resulting from any violation of applicable Law by any Financial Intermediary or as a direct result of any suspected or actual material failures by a Financial Intermediary to comply with applicable regulatory requirements.

(f) Except as set forth in Schedule 3.10(f), to the Knowledge of Company, there are no violations of Law or pending investigations by Governmental Agencies of Financial Intermediaries.

3.11. Permits. Set forth on Schedule 3.11 is a complete and accurate list of all of the Permits held by Target Companies (“Company Permits”). The Target Companies are in possession of, and the Company Permits comprise, all Permits necessary for the Company and its Subsidiaries to carry on their business as it is presently conducted, and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, by any Governmental Authority. The Company Permits are sufficient and adequate to permit the continued lawful conduct of the business of the Target Companies as presently conducted. No Action seeking to revoke, cancel, suspend or withdraw any of the material Company Permits is pending or, to the Knowledge of the Company, threatened before any Governmental Authority. Since the Company’s inception, no written notices from a Governmental Authority have been received by, and no claims by a Governmental Authority have been filed against, any of the Target Companies alleging a failure of any of the Target Companies to hold or be in compliance with any Company Permit. To the Knowledge of the Company, no material Governmental Authority is actively investigating or has notified in writing any Target Company of a violation or suspension of any Permits required for such Financial Intermediary to continue carrying out its business as currently conducted.

3.12. Litigation. There is no (a) Action for an amount greater than $50,000 pending or, to the Knowledge of the Company, threatened against any Target Company, any of their respective directors, officers, or equity holders (provided that any litigation involving the directors, officers, or equity holders of a Target Company must be related to such Target Company’s business, assets, or equity interests), or any Target Company’s business, assets or equity interests, or (b) Order now pending or previously rendered by a Governmental Authority, in either case of clauses (a) or (b), by or against any Target Company, any of their respective directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to such Target Company’s business, assets or equity securities) . During the past five (5) years, no Target Company’s current or former officers, senior management member directors has been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. No Target Company has any material Action pending against any other Person.

3.13. Contracts.

(a) Schedule 3.13(a) contains a complete, current and correct list of all of the following types of Contracts to which a Target Company is a party, by which any of its properties or assets are bound, or under which a Target Company otherwise has material obligations, other than any Contract associated with any Company Benefit Plan (each Contract required to be listed on Schedule 3.13(a), a “Company Material Contract”):

(i) any Contract or group of related Contracts which involve expenditures or receipts by the Target Companies that require payments or yield receipts of more than $50,000 in any twelve (12) month period or more than $200,000 in the aggregate;

(ii) any Contract with any of its officers, directors, employees or Affiliates (other than at-will employment arrangements with employees or Contracts with employees addressing non-disclosure of confidential information, assignment of intellectual property rights or non-competition or non-solicitation entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements;

(iii) any Contract with any Financial Intermediary or any Material Business Relationship;

(iv) any Contract with a merchant which holds a FFL issued pursuant to 18 U.S.C. 923 or is required to hold state or local firearms or ammunition license, if applicable, pursuant to which originations representing, in the aggregate, $250,000 or more were generated during calendar year 2023;

(v) any partnership, joint venture, profit-sharing or similar Contract entered into with any Person;

(vi) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business, its equity securities or its material assets or the sale of a Target Company, its business, its equity securities or its material assets;

(vii) any Contract as Obligor or guarantor relating to Indebtedness for borrowed money, any letter of credit, the deferred purchase price of property, or the obligations of another Person (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(viii) any Contract that (A) limiting in any respect the right of any Target Company to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (B) imposes non-solicitation restrictions on any Target Company, (C) grants to any other Person any exclusivity or similar provisions or rights including any covenants by a Target Company which include covenants or requirements relating to conflicts of interest or any representations, warranties, covenants or agreements that would have the effect or require the provision of notice in the event any Target Company were to pursue any business operations or enter into a Contract agreeing to do any of the foregoing or (D) provides any other Person with preferential treatment, “most favored nations” in favor of any Person other than a Target Company;

(ix) any material distribution, dealer, insurance, ancillary product or similar Contract relating to the origination of Loans or other ancillary products offered to Obligors;

(x) any marketing Contract, referral Contract, Loan finder Contract, or Loan broker Contract, including any Contracts with third parties that act under a license permitting any such third party to engage in regulated activity related to a Loan;

(xi) any material Contract relating to the servicing, sub-servicing, or collection of Loans;

(xii) any material Contract relating to any financing transaction, receivable purchase transaction, derivative purchase transaction, or Loan purchase or assignment with respect to Loans;

(xiii) any Contract, promissory note, security agreement, guarantee or other document relating to Indebtedness, borrowing of money or extension of credit by or to a Target Company in excess of $50,000; and

(xiv) any other Contract that is material to a Target Company and not otherwise disclosed pursuant to the foregoing subsections of this Section 3.13(a).

(b) True and correct copies of each Company Material Contract (including any amendments, modifications or supplements thereto) have been made available to Buyer.

(c) All of the Company Material Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Enforceability Exceptions. There exists no breach, default or violation on the part of a Target Company or, to the Knowledge of the Company, on the part of any other party to any such Company Material Contract nor has any Target Company received written or oral notice of any breach, default or violation. No Target Company has received any written or oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not materially adversely affect any Target Company, individually or in the aggregate. No Target Company has waived any rights under any such Company Material Contract. The Company has not received written or oral notice of the occurrence or existence of and, to the Knowledge of the Company, no event has occurred or circumstances exist, which entitles, or would, with notice or lapse of time or both, entitle any party to any such Company Material Contract to declare breach, default or violation under any such Company Material Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of any Target Company under any such Contract.

3.14. Tax Matters. Except as set forth on Schedule 3.14:

(a) each Target Company has timely filed all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are accurate and complete in all material respects;

(b) each Target Company has paid all material Taxes owed by it which were due and payable (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established and maintained;

(c) the charges, accruals and reserves with respect to Taxes included within the Financial Statements are adequate for the payment of all Taxes not yet due and payable or that are being contested in good faith;

(d) no Target Company has filed for an extension of time within which to file any Tax Return which extension is currently in effect other than extensions in the Ordinary Course of Business set forth on Schedule 3.14(d), with which the Company fully expects to satisfy and comply without penalty or material delay;

(e) there is no current Action existing or threatened against any Target Company in writing by a Governmental Authority in a jurisdiction where such Target Company does not file Tax Returns that such Target Company is or may be subject to taxation by that jurisdiction;

(f) there are no currently pending or ongoing Tax audits or other administrative proceedings of an Target Company’s Tax Returns by any Governmental Authority, for which written notice has been received, with regard to any Taxes for which such Target Company would be liable;

(g) no Target Company has requested or received any ruling from, or signed any binding agreement with, any Governmental Authority that would apply to any Tax periods ending after the Closing Date;

(h) there are no Liens for Taxes (other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith) on any of the assets of any Target Company;

(i) no unpaid Tax deficiency has been asserted in writing against or with respect to any Target Company by any Governmental Authority which Tax either remains unpaid or that has not been properly reflected in the Company Financial Statements;

(j) each Target Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, paid over to the proper Governmental Authority in all material respects all amounts required to be withheld and paid over under all applicable Laws;

(k) no Target Company has granted or is subject to, any outstanding waiver of the period of limitations for the assessment of any Tax for any currently open taxable period;

(l) no Target Company is a party to any Tax allocation, sharing or indemnity agreement or otherwise has any potential or actual material Liability for the Taxes of another Person (other than another Target Company), whether by applicable Tax Law, as a transferee or successor or by contract, indemnity or otherwise;

(m) no Target Company will be required to include in taxable income for any period ending after the Closing Date any amount as a result of any change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code;

(n) there is no Contract or employee benefit plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by any Target Company by reason of Section 280G or Section 162(m) of the Code, and no Person is entitled to receive any “gross-up” payment from any Target Company in the event that the excise Tax of Section 4999(a) of the Code is imposed on such Person;

(o) no Target Company has participated in any transaction identified as a (i) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (ii) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (iii) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”;

(p) no Target Company has a “permanent establishment” in any country other than the country in which it was established, as defined in any applicable Tax treaty or convention between the United States of America and such other country, or has engaged in a trade or business in any country other than the country in which it was established; and

(q) no written power of attorney which is currently in force has been granted by any Target Company with respect to any matter relating to Taxes.

3.15. Employees and Labor Matters.

(a) Schedule 3.15(a) sets forth a complete and accurate list of all employees of any Target Company showing for each: (i) the employee’s name, employer, job title, primary work location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)) and (ii) any bonus, commission or other remuneration other than salary paid during the Target Companies’ fiscal year ending December 31, 2023 or during the 2024 fiscal year prior to the date hereof. Except as set forth on Schedule 3.15(a), each employee is employed “at will.” Except for current regular payroll payments to be made in the Ordinary Course of Business or as set forth on Schedule 3.15(a), each Target Company has paid in full to all employees all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by a Target Company to any employee under the terms of any written or, to the Knowledge of the Company, oral Contract, or commitment or any Law, custom, trade or practice.

(b) Schedule 3.15(b) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. All of such independent contractors are a party to a written Contract with the engaging Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s Contract with the applicable Target Company, complete and correct copies of which have been provided to Buyer. Except as set forth on Schedule 3.15(b)(ii), all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of such Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

(c) To the Knowledge of the Company, each Target Company is, and during the last six (6) years (i) has been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and hiring, and wages and hours, discrimination and discriminatory harassment, employment-related immigration laws, and (ii) is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be with respect to (i) or (ii), has had or would reasonably be expected to have, a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against a Target Company.

3.16. Benefit Plans.

(a) A true and complete list of each Benefit Plan of a Target Company is set forth on Schedule 3.16(a) (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company has any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b) Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter). No fact exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Buyer accurate and complete copies, if applicable, of: (i) all current Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all current summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation, if any; and (viii) all material communications with any Governmental Authority in the past three (3) years.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption for which the Target Companies reasonably could be expected to have any material Liability.

(e) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Sections 4980B, 4980D, 4980H, 6721 and 6722 of the Code and no circumstances exist that could reasonably be expected to result in the imposition of any Tax or penalty pursuant to such sections.

(g) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(h) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the date hereof is indicated as such on Schedule 3.18(h). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in material compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

3.17. Insurance. Schedule 3.17(a) lists all insurance policies held by any Target Company relating to a Target Company or the business, assets, properties, directors, officers or employees of a Target Company (other than those associated with any Company Benefit Plan), copies of which have been made available to Buyer. Each such insurance policy (i) is legal, valid, binding, and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. No Target Company is in material default with respect to its obligations under any insurance policy, nor, during the past three (3) years, has any Target Company been denied insurance coverage or made any claim against an insurance policy as to which the insurer denied or is denying coverage. No Target Company has any self-insurance or co-insurance programs. Schedule 3.17(b) identifies each individual insurance claim made by a Target Company during the past three (3) years. Each Target Company has reported to each of its applicable insurers all material Actions and pending circumstances that would reasonably be expected to result in a material Action.

3.18. Transactions with Related Persons. Except as set forth on Schedule 3.18, no Company Stockholder, nor to the Knowledge of the Company, any officer, director, manager, employee, trustee or beneficiary of any Target Company or any Affiliate of a Company Stockholder, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of such Target Company), (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of such Target Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest.

3.19. Properties. Except as set forth on Schedule 3.19, No Target Company currently owns or leases or has ever owned or leased any real property.

3.20. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any of the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

3.21. Information Supplied. None of the information supplied or to be supplied by, and relating to, the Company for inclusion, or included, in any documents to be filed with the SEC, any state securities commission or any other federal or state regulatory agency in connection with the Transactions will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Company is responsible for filing with any regulatory agency in connection with the Transactions will comply as to form in all material respects with the provisions of applicable law.

3.22. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (as qualified by the Company Disclosure Schedules) and the Ancillary Documents, no Target Company nor any other Person makes any express or implied representations or warranties, at law or in equity,  in respect of the Target Companies or its businesses, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and the Company hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of a Target Company by any Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in (i) the disclosure schedules delivered by Buyer to the Company on the date hereof, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Buyer and Merger Sub, but only with respect to representations expressly applicable to Merger Sub, jointly and severally represent and warrant to the Company, as follows:

4.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a wholly-owned Subsidiary of Buyer. Each Buyer Party is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole.

4.2. Authorization; Corporate Documentation. Each Buyer Party has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which a Buyer Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Buyer Party. This Agreement and each Ancillary Document to which a Buyer Party is or is required to be a party has been duly executed and delivered by such Buyer Party and constitutes a legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions. The copies of the Governing Documents of Buyer and each of its Subsidiaries, as amended to date, copies of which have heretofore been delivered to the Company, are true, complete and correct copies of the Governing Documents of each such entity, as amended through and in effect on the date hereof. The minute books and records of the proceedings of Buyer and each of its Subsidiaries, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

4.3. Capitalization. The authorized capital stock of Buyer consists of (i) 500,000,000 shares of Class A Common Stock, (ii) 40,000,000 shares of Class C Common Stock, and (iii) 50,000,000 shares of preferred stock, of which 25,063,575 shares of Buyer Class A Common Stock, 3,213,678 shares of Buyer Class C Common Stock and 0 shares of Buyer Preferred Stock are issued and outstanding prior to giving effect to the Closing. Buyer has reserved from its duly authorized capital stock the Consideration Shares issuable at the Closing pursuant to this Agreement. When issued by Buyer in accordance with the terms of this Agreement, assuming the accuracy of the representations and warranties of the Company contained in this Agreement, (a) the Consideration Shares will be issued, free and clear of all Liens except (i) those imposed by applicable securities Laws; (ii) the rights of the Buyer Indemnified Parties under this Agreement (including under ARTICLE VI); and (iii) those incurred by Company Stockholders or their Affiliates; (b) the Consideration Shares will be validly and duly issued and fully paid and non-assessable; and (c) the Consideration Shares will not be subject to any preemptive or similar rights of a stockholder of Buyer to subscribe for or purchase additional securities of Buyer as a result of such issuance.

4.4. Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by a Buyer Party, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of such Buyer Party, (b) any Law or Order to which such Buyer Party or any of its business or assets are bound or subject or (c) any Contract or Permit to which such Buyer Party is a party or by which such Buyer Party or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole.

4.5. SEC Filings; Financial Statements.

(a) Since the De-SPAC Date, Buyer has filed with, or otherwise transmitted to, the SEC all forms, reports, schedules, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required by it to be filed with or otherwise transmitted to (as applicable) the SEC (such documents, the “SEC Reports”), and such SEC Reports are available on the SEC’s website through EDGAR. As of their respective dates, each of the SEC Reports complied in all material respects with the applicable requirements of all applicable Laws, including the Securities Act and the Exchange Act, as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Buyer relating to the SEC Reports. Buyer has heretofore made available to the Company, through EDGAR or otherwise, true, correct and complete copies of all material written correspondence between Buyer and the SEC. None of the SEC Reports is, to the Knowledge of Buyer, the subject of ongoing SEC review.

(b) The financial statements (including in all cases the notes thereto, if any) of Buyer and its Subsidiaries included in the SEC Reports (the “Buyer Financials”), (i) accurately reflect the books and records of Buyer as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the financial position of Buyer as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated.

(c) Buyer maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) Buyer does not maintain any off-the-book accounts and that Buyer’s assets are used only in accordance with Buyer’s management directives; (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of Buyer and to maintain accountability for Buyer’s assets; (iv) access to Buyer’s assets is permitted only in accordance with management’s authorization; (v) the reporting of Buyer’s assets is compared with existing assets at regular intervals and verified for actual amounts; and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of Buyer are complete and accurate in all material respects and have been maintained in the Ordinary Course of Business consistent with past practice and in accordance with applicable Laws. Buyer has not been subject to any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Buyer. Since the De-SPAC Date, neither Buyer nor its Representatives have received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or its internal accounting controls, including any material written complaint, allegation, assertion or claim that Buyer has engaged in questionable accounting or auditing practices.

(d) Buyer does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.5(d), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.5(d), no Indebtedness of Buyer contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Buyer, or (iii) the ability of Buyer to grant any Lien on its properties or assets.

(e) Except as set forth on Schedule 4.5(e), Buyer is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of Buyer as of the date of the most recent balance sheet included in the Buyer Financials (the “Buyer Balance Sheet Date”) or (ii) not material and that were incurred after the Buyer Balance Sheet Date in the Ordinary Course of Business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

4.6. Absence of Certain Changes. Since the De-SPAC Date (a) Buyer and each of its Subsidiaries have conducted its business only in the Ordinary Course of Business; and (b) has not been subject to a Material Adverse Effect.

4.7. Title to and Sufficiency of Assets. Buyer and each of its Subsidiaries has good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens. The assets (including Contractual rights and Intellectual Property rights) of each of Buyer and each of its Subsidiaries constitute all of the assets, rights and properties that are used in the operation of such Person’s business as it is now conducted or that are used or held by such Person for use in the operation of its business, and taken together, are adequate and sufficient for the operation of such Person’s business as currently conducted.

4.8. Intellectual Property.

(a) Schedule 4.8(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, Copyright registrations and applications and registered Internet Assets owned or licensed by a Buyer Party or otherwise used or held for use by a Buyer Party in which a Buyer Party is the owner, applicant or assignee (“Buyer Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Buyer Party. Schedule 4.8(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Buyer IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” Software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Buyer IP Licenses” as that term is used herein), under which a Buyer Party is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Buyer Party owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all material Intellectual Property currently used or held for use by such Buyer Party, and previously used by such Buyer Party, except for the Intellectual Property that is the subject of Buyer IP Licenses. Except as set forth on Schedule 4.8(a)(iii), all Buyer Registered IP is owned exclusively by the applicable Buyer Party without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Buyer Registered IP.

(b) Each Buyer Party has a valid and enforceable license to use all Intellectual Property that is the subject of the Buyer IP Licenses applicable to such Buyer Party. Each Buyer Party has performed all material obligations imposed on it in Buyer IP Licenses, has made all payments required to date, and such Buyer Party is not, nor, to the Knowledge of Buyer, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of Buyer, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Buyer Parties of the Intellectual Property that is the subject of Buyer IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Buyer Party. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Buyer Party are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) No Action is pending or, to Buyer’s Knowledge, threatened against a Buyer Party that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Buyer Parties. No Buyer Party has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred (including any demands or offers to license any Intellectual Property rights from a third party), as a consequence of the business activities of any Buyer Party, nor to the Knowledge of Buyer is there a reasonable basis therefor. There are no Orders to which any Buyer Party is a party or its otherwise bound that (i) restrict the rights of a Buyer Party to use, transfer, license or enforce any Intellectual Property owned by a Buyer Party, (ii) restrict the conduct of the business of a Buyer Party in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Buyer Party. No Buyer Party is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Buyer Party or, to the Knowledge of Buyer, otherwise in connection with the conduct of the respective businesses of the Buyer Parties. To Buyer’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Buyer Party (“Buyer IP”) in any material respect. No Buyer Party has received any opinion of counsel that any product or service provided or distributed in the operation of the businesses thereof, or the conduct of such business, currently or in the past, infringes any Intellectual Property right of another Person or any opinion of counsel otherwise regarding the right to practice any product or service in connection with such businesses.

(d) All employees and independent contractors of a Buyer Party have assigned to the Buyer Parties all Intellectual Property developed by such employees and independent contractors in the performance of services for a Buyer Party by such Persons other than to the extent ownership of such Intellectual Property would otherwise vest in the applicable the Buyer Party by operation of law. No current or former officers, employees or independent contractors of a Buyer Party have claimed any ownership interest in any Intellectual Property owned by a Buyer Party. To the Knowledge of Buyer, there has been no violation of a Buyer Party’s policies or practices related to protection of Buyer IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Buyer Party. To Buyer’s Knowledge, none of the employees of any Buyer Party is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Buyer Parties, or that would materially conflict with the business of any Buyer as presently conducted or contemplated to be conducted. Each Buyer Party has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Buyer IP to the extent such Buyer IP derives value from the secrecy and/or confidentiality thereof.

(e) To the Knowledge of Buyer, no Person has obtained unauthorized access to confidential third-party information and data in the possession of a Buyer Party, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Buyer Party has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Buyer Parties has not and does not violate any right to privacy or publicity of any third party, or constitute unfair competition or trade practices under applicable Law.

(f) The consummation of any of the Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Buyer Party, or (ii) any Buyer IP License. Following the Closing, Buyer shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Buyer Parties’ rights under such Contracts or Buyer IP Licenses to the same extent that the Buyer Parties would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Buyer Parties would otherwise be required to pay in the absence of such transactions.

4.9. Compliance with Laws. Buyer and its Subsidiaries are in compliance with, and have complied, with all material Laws and Orders applicable to them, their assets, employees or business or the Buyer Common Stock, except to the extent that such non-compliance has not had and would not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole. None of the operation, activity, conduct and transactions of Buyer and its Subsidiaries or the ownership, operation, use or possession of their assets or the employment of their employees materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Law or Order to which Buyer or its Subsidiaries is a party or by which any of Buyer or its Subsidiaries or their respective assets, business or employees or the Buyer Common Stock may be bound or affected, except to the extent that such violations, conflicts and defaults, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole. None of Buyer or its Subsidiaries have received any written or, to the Knowledge of Buyer, oral notice of any actual or alleged violation of or non-compliance with applicable Laws in any material respect by Buyer or any of its Subsidiaries, except to the extent that such violations and non-compliance, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole.

4.10. Permits. Buyer and its Subsidiaries Companies are in possession of all material Permits necessary for Buyer and its Subsidiaries to carry on their business as it is now being conducted and is intended to be conducted (the “Buyer Permits”), and all Buyer Permits are in full force and effect and no suspension or cancellation of any of the Buyer Permits is pending or, to the Knowledge of Buyer, threatened. All Buyer Permits are listed on Schedule 4.10. The Buyer Permits are sufficient and adequate to permit the continued lawful conduct of the business of Buyer and its Subsidiaries as presently conducted, and none of the operations of Buyer and its Subsidiaries is being conducted in a manner that violates in any material respect any of the terms or conditions under which any Buyer Permit was granted. No petition, action, investigation, notice of violation, notice of forfeiture, complaint or proceeding seeking to revoke, cancel, suspend or withdraw any of the material Buyer Permits is pending or, to the Knowledge of Buyer, threatened before any Governmental Authority. Since the De-SPAC Date, no written notices from a Governmental Authority have been received by, and no claims by a Governmental Authority have been filed against, Buyer or any of its Subsidiaries alleging a failure of Buyer or any of its Subsidiaries to hold or be in compliance with any Buyer Permit.

4.11. Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Governmental Authority is outstanding, against or involving a Buyer Party or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole.

4.12. Contracts.

(a) Schedule 4.12(a) contains a complete, current and correct list of all of the following types of Contracts to which a Target Company is a party, by which any of its properties or assets are bound, or under which a Target Company otherwise has material obligations (each Contract required to be listed on Schedule 4.12(a), a “Buyer Material Contract”):

(i) any Contract or group of related Contracts which involve expenditures or receipts by Buyer or any of its Subsidiaries that require payments or yield receipts of more than $200,000 in any twelve (12) month period or more than $2,000,000 in the aggregate;

(ii) any Contract with any of its officers, directors, employees or Affiliates (other than at-will employment arrangements with employees entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements;

(iii) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person;

(iv) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business, its equity securities or its material assets or the sale of Buyer or any of its Subsidiaries, its business, its equity securities or its material assets;

(v) any agreement that limits the freedom of Buyer or any of its Subsidiaries to compete in any line of business or with any Person or in any area;

(vi) any agreement, promissory note, security agreement, guarantee or other document relating to Indebtedness, borrowing of money or extension of credit by or to Buyer or any of its Subsidiaries in excess of $50,000; and

(vii) any other Contract that is material to Buyer or any of its Subsidiaries.

True and correct copies of each Buyer Material Contract (including any amendments, modifications or supplements thereto) have been provided to the Company.

(b) Except as set forth on Schedule 4.12(b), none of Buyer or any of its Subsidiaries is a party to or bound by any Contract containing any covenant (i) limiting in any respect the right Buyer or any of its Subsidiaries or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on Buyer or any of its Subsidiaries or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by Buyer or any of its Subsidiaries that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, or (iv) providing “most favored nation” or other preferential terms for the services of a Buyer or any of its Subsidiaries or its Affiliates.

(c) All of the Buyer Material Contracts to which Buyer or any of its Subsidiaries is a party, by which any of its properties or assets are bound, or under which Buyer or any of its Subsidiaries otherwise has material obligations are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Buyer Material Contract, except as the enforceability thereof may be limited by the Enforceability Exceptions. There exists no breach, default or violation on the part of Buyer or any of its Subsidiaries or, to the Knowledge of Buyer, on the part of any other party to any such Buyer Material Contract nor has Buyer or any of its Subsidiaries received written or oral notice of any breach, default or violation. None of Buyer or any of its Subsidiaries has received notice of an intention by any party to any such Buyer Material Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Buyer Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any of Buyer or any of its Subsidiaries. None of Buyer or any of its Subsidiaries has waived any rights under any such Buyer Material Contract. No event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Buyer Material Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of any of Buyer or any of its Subsidiaries under any such Buyer Material Contract and there is no reason to believe that any such Buyer Material Contract with a customer of Buyer or any of its Subsidiaries will not remain in effect after the Closing through the remainder of its term or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as it currently generates.

4.13. Tax Matters. Except as set forth on Schedule 4.13:

(a) each of Buyer and its Subsidiaries has timely filed all income and other material Tax Returns required to have been filed by it, and all such Tax Returns are accurate and complete in all material respects;

(b) each of Buyer and its Subsidiaries has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP;

(c) the charges, accruals and reserves with respect to Taxes included within the financial statements of Buyer and its Subsidiaries are adequate for the payment of all Taxes not yet due and payable or that are being contested in good faith;

(d) none of Buyer or its Subsidiaries has filed for an extension of time within which to file any Tax Return which extension is currently in effect;

(e) there is no current Action against Buyer or any of its Subsidiaries in writing by a Governmental Authority in a jurisdiction where Buyer or such Subsidiary does not file Tax Returns that Buyer or such Subsidiary is or may be subject to taxation by that jurisdiction;

(f) there are no currently pending or ongoing Tax audits or other administrative proceedings of the Tax Returns of Buyer or any of its Subsidiaries by any Governmental Authority, for which written notice has been received, with regard to any Taxes for which Buyer or such Subsidiary would be liable;

(g) none of Buyer or its Subsidiaries has requested or received any ruling from, or signed any binding agreement with, any Governmental Authority that would apply to any Tax periods ending after the Closing Date;

(h) there are no Liens for Taxes (other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith) on any of the assets of Buyer or its Subsidiaries;

(i) no unpaid Tax deficiency has been asserted in writing against or with respect to Buyer or any of its Subsidiaries by any Governmental Authority which Tax either remains unpaid or that has not been properly reflected in the financial statements of Buyer and its Subsidiaries;

(j) each of Buyer and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, paid over to the proper Governmental Authority in all material respects all amounts required to be withheld and paid over under all applicable Laws;

(k) none of Buyer or its Subsidiaries has granted or is subject to, any outstanding waiver of the period of limitations for the assessment of any Tax for any currently open taxable period;

(l) none of Buyer or its Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement or otherwise has any potential or actual material Liability for the Taxes of another Person (other than Buyer or its Subsidiaries), whether by applicable Tax Law, as a transferee or successor or by contract, indemnity or otherwise;

(m) none of Buyer or its Subsidiaries will be required to include in taxable income for any period ending after the Closing Date any amount as a result of any change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code;

(n) there is no Contract or employee benefit plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or any of its Subsidiaries by reason of Section 280G or Section 162(m) of the Code, and no Person is entitled to receive any “gross-up” payment from Buyer or any of its Subsidiaries in the event that the excise Tax of Section 4999(a) of the Code is imposed on such Person;

(o) none of Buyer or any of its Subsidiaries has participated in any transaction identified as a (i) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (ii) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (iii) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”;

(p) none of Buyer or any of its Subsidiaries has a “permanent establishment” in any country other than the country in which it was established, as defined in any applicable Tax treaty or convention between the United States of America and such other country, or has engaged in a trade or business in any country other than the country in which it was established; and

(q) no written power of attorney which is currently in force has been granted by Buyer or any of its Subsidiaries with respect to any matter relating to Taxes.

4.14. Employees and Labor Matters.

(a) Each of Buyer and its Subsidiaries, to its Knowledge, been since the De-SPAC Date, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and hiring, and wages and hours, discrimination and discriminatory harassment, employment-related immigration laws and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had or would reasonably be expected to have, a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries.

4.15. Insurance. Schedule 4.15(a) lists all insurance policies held by Buyer and each of its Subsidiaries relating to Buyer or any of its Subsidiaries or the business, assets, properties, directors, officers or employees of Buyer or any of its Subsidiaries, copies of which have been provided to the Company. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. None of Buyer or any of its Subsidiaries is in default with respect to its obligations under any insurance policy, nor has any of Buyer or any of its Subsidiaries ever been denied insurance coverage for any reason. None of Buyer or any of its Subsidiaries has any self-insurance or co-insurance programs. None of Buyer or any of its Subsidiaries has made any claim against an insurance policy as to which the insurer is denying coverage. Schedule 4.15(b) identifies each individual insurance claim made by Buyer or any of its Subsidiaries since the De-SPAC Date. Buyer and each of its Subsidiaries has reported to its insurers all material Actions and pending circumstances that would reasonably be expected to result in a material Action. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

4.16. Properties. None of Buyer or any of its Subsidiaries currently owns or leases or has ever owned or leased any real property. None of Buyer or any of its Subsidiaries owns or leases any personal property.

4.17. No Brokers. Except for the Advisory Fees, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any of the Buyer Parties or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Buyer Party.

4.18. Information Supplied. None of the information supplied or to be supplied by, and relating to, Buyer for inclusion, or included, in any documents to be filed with the SEC, any state securities commission or any other federal or state regulatory agency in connection with the Transactions will, to Buyer’s Knowledge, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. To Buyer’s Knowledge, all documents which Buyer is responsible for filing with any regulatory agency in connection with the Transactions will comply as to form in all material respects with the provisions of applicable Law.

4.19. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Documents, no Buyer Party Company nor any other Person makes any express or implied representations or warranties, at law or in equity,  in respect of the Buyer Parties or its businesses, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and the Company hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of a Buyer Party by any Person. Buyer acknowledges and agrees that the Company, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby, has relied upon the SEC Reports and the express representations and warranties of Buyer set forth in ARTICLE IV of this Agreement

ARTICLE V
OTHER AGREEMENTS

5.1. Tax Matters. Each of the Parties shall cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall, except to the extent otherwise required by Law, report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.2. Advisory Fees. On the Closing Date, Buyer shall pay or cause to be paid the Advisory Fees to the Advisor, or an associated person designee thereof, together with any unpaid reimbursable expenses in accordance with the terms of the Advisory Engagement Letter.

5.3. Indemnification of Directors, Managers, and Officers.

(a) All rights to indemnification by the Target Companies existing in favor of those Persons who are directors, managers and/or officers of the Target Companies as of the date hereof (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Closing, as provided in the Company’s Governing Documents or in a Company Subsidiary’s Governing Documents (as in effect as of the date hereof) or as provided in any indemnification agreements between the Target Companies and such D&O Indemnified Persons, shall survive the Closing and shall be observed by the Buyer, the Company, and their Affiliates after the Closing to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 5.3 and the indemnification rights provided under this Section 5.3 until disposition of such claim.

(b) From and after the Effective Time until the sixth anniversary of the Closing Date, Buyer shall cause the Governing Documents of Buyer and Merger Sub to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Governing Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law.

(c) In the event that Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall ensure that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 5.3.

(d) Buyer acknowledges and agrees that the D&O Indemnified Persons are express third party beneficiaries of this Section 5.3. The provisions of this Section 5.3 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise. This Section 5.3 may not be amended, altered or repealed after the Closing without the prior written consent of the affected D&O Indemnified Person.

ARTICLE VI
INDEMNIFICATION

6.1. Survival.

(a) The representations and warranties of the Buyer Parties contained in this Agreement or in the Buyer Certificate pursuant to this Agreement shall not survive the Closing, and from and after the Closing, except with respect to Fraud, the Buyer Parties and their Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Buyer Parties or their Representatives with respect thereto. The covenants and agreements made by the Buyer Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until sixty (60) days following the date of the expiration, by its terms, of the obligation of the applicable Buyer Party under such covenant or agreement).

(b) All representations and warranties of the Company in ARTICLE III shall survive the Closing through and until the twelve (12) month anniversary of the Closing Date (the “General Representation Expiration Date”); provided, however, that the representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (Authorization; Corporate Documentation), 3.3 (Capitalization), 3.14 (Tax Matters), and 3.20 (No Brokers) (such representations and warranties, collectively, the “Special Reps”), shall survive until sixty (60) days after the expiration of the applicable statute of limitations (the “Special Representation Expiration Date”). For purposes of this Agreement, the “Survival Date” with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 6.1. No claim for breaches of representations and warranties may be brought after the Survival Date except for claims with respect to Fraud, which claims for Fraud shall survive until the six (6) year anniversary of the Closing Date. Notwithstanding any Survival Date, the Escrow Property shall be subject to release as set forth in Section 6.3. The covenants and agreements made by the Company in this Agreement including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until sixty (60) days following the date of the expiration, by its terms, of the obligation of the applicable Target Company under such covenant or agreement).

(c) The Escrow Property shall not be subject to any indemnification claim to the extent made after the General Representation Expiration Date; provided, however, with respect to any indemnification claims made in accordance with ARTICLE VI hereof on or prior to the General Representation Expiration Date that remain unresolved at the time of the General Representation Expiration Date (“Stockholder Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by the Seller Representative under Article VII and the Buyer Class A Common Stock Price) shall remain in the Escrow Account until such time as such Stockholder Pending Claim shall have been finally resolved and paid pursuant to the provisions of ARTICLE VI. After the General Representation Expiration Date, any Escrow Property remaining in the Escrow Account that is not subject to Stockholder Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be transferred by the Escrow Agent to the Company Indemnifying Parties, with each such Company Indemnifying Party receiving its Pro Rata Share of such Escrow Property. Promptly after the final resolution of all Stockholder Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall transfer any remaining Escrow Property remaining in the Escrow Account to the Company Indemnifying Parties, with each such Company Indemnifying Parties receiving its Pro Rata Share of such Escrow Property.

6.2. Indemnification by Company Indemnifying Parties. Except as otherwise limited by this ARTICLE VI, the Company Indemnifying Parties shall on a several (not joint) basis, in accordance with their Pro Rata Share, indemnify, defend and hold harmless the Buyer Parties and their respective Representatives and any assignee or successor thereof (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, and the Escrow Property shall be available to the Buyer Indemnified Parties in order to satisfy, any and all Losses suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by the Company in Article III; (b) any failure by the Company to perform any covenant, obligation or agreement to be performed by the Company prior to the Closing and (c) the items set forth on Schedule 6.2.

6.3. Indemnification Procedures.

(a) In order to make a claim for indemnification hereunder, the Buyer Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Seller Representative on behalf of the Company Indemnifying Parties and to the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and setting forth the specific representation and warranty or covenant alleged to have been breached by the Company or other item of indemnification alleged to be at issue and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Buyer Indemnified Party may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller Representative and the Escrow Agent).

(b) In the case of any claim for indemnification under ARTICLE VI arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Buyer must give a Claim Notice with respect to such Third Party Claim to the Seller Representative promptly (but in no event later than thirty (30) days) after the Buyer Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Company Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Seller Representative will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Seller Representative, unless such claim is criminal in nature or seeks an injunction or other equitable relief against the Buyer Indemnified Party. If the Seller Representative on behalf of the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify Buyer of its intent to do so, and Buyer and the Indemnified Party will, at the request and expense of the Seller Representative, cooperate in the defense of such Third Party Claim. If the Seller Representative on behalf of the Company Indemnifying Party elects not to, or at any time is not entitled under this Section 6.3(b) to, compromise or defend such Third Party Claim, fails to notify the applicable Buyer Indemnified Party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Buyer Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Company Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Buyer Indemnified Party without the prior written consent of the Seller Representative on behalf of the Company Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned). The Seller Representative’s right on behalf of the Company Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Buyer Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Buyer Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Buyer Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Seller Representative’s right on behalf of the Company Indemnifying Party to compromise or settle in accordance with the immediately preceding sentence, the Seller Representative on behalf of the Company Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Buyer Indemnified Party; provided, however, that consent by the Buyer Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Buyer Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Seller Representative’s right on behalf of the Company Indemnifying Party to direct the defense.

(c) With respect to any direct indemnification claim that is not a Third Party Claim, the Seller Representative on behalf of the Company Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Seller Representative on behalf of the Company Indemnifying Party does not respond within such thirty (30) days, the Seller Representative on behalf of the Company Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in ARTICLE VI and will have no further right to contest the validity of such Claim Notice. If the Seller Representative responds within such thirty (30) days and rejects such claim in whole or in part, then the Buyer Indemnified Party and the Seller Representative will attempt in good faith to resolve any such objections and disputes raised by the Seller Representative. If the Buyer Indemnified Party and the Seller Representative agree to resolution of such objection or dispute, then a memorandum setting forth the matters conclusively determined by the Buyer Indemnified Party and the Seller Representative shall be prepared and signed by both parties, and if cash remains in the Escrow Account and if applicable, promptly delivered to the Escrow Agent directing the Escrow Agent to distribute Escrow Property from the Escrow Account in accordance with the terms of such memorandum. If no such resolution can be reached during the forty-five (45) day period after the Buyer Indemnified Party’s receipt of the notice of dispute from the Seller Representative, then upon the expiration of such forty-five (45) day period, either the Buyer Indemnified Party or the Seller may bring suit to resolve the objection in accordance with Section 7.8 and Section 7.9 and distribute Escrow Property from the Escrow Account in accordance therewith, if applicable. Judgement upon any final, non-appealable award rendered pursuant to Section 7.8 and Section 7.9 may be entered in any court having jurisdiction.

6.4. Limitations on Indemnification.

(a) Basket Amount. Notwithstanding any provision of this Agreement to the contrary, a Buyer Indemnified Party may not recover any Losses under Section 6.2 unless and until such Losses under Section 6.2 exceeds $125,000 in the aggregate (the “Basket Amount”), in which case Buyer shall be entitled to recover all Losses (including, for the avoidance of doubt, the Basket Amount). Notwithstanding the foregoing, Buyer Indemnified Parties shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to Losses from the first dollar of such Losses resulting from (i) any breach of a representation or warranty contained in the Special Reps; or (ii) with respect to any claim for Fraud.

(b) Indemnification Caps.

(i) Except with respect to any claims for Fraud, the Company Indemnifying Parties’ aggregate liability for any Losses under Section 6.2 shall be limited to the Escrow Shares and any such Losses shall be recovered solely from the Escrow Account.

(ii) In no event shall the liability of a Company Indemnifying Party for any Losses under Section 6.2 exceed the amount of the aggregate Merger Consideration received by such Company Indemnifying Party (the “Indemnification Cap”). Notwithstanding the foregoing, the Indemnification Cap shall not apply to any claims for Fraud; provided that no Company Indemnifying Party shall be liable for Fraud committed by any other Company Indemnifying Party.

(c) Indemnification Payments. Subject to the limitations set forth in this ARTICLE VI, any indemnification claims against the Company Stockholders shall first be recovered from the Escrow Account. Any indemnification obligation of a Company Indemnifying Party under Section 6.2 that is not recovered from the Escrow Account, subject to the limitations set forth in this ARTICLE VI, shall be satisfied by either forfeiture of the Consideration Shares or paid by wire of immediately available funds (to an account designated by Buyer), in such Company Indemnification Party’s sole discretion, within ten (10) Business Days after the determination of such obligation in accordance with this Section 6.3. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Buyer or its successors. With respect to any indemnification obligation satisfied against the Escrow Account or by forfeiture of the Consideration Shares, the value of each such share for purposes of determining the number of such shares to satisfy the Losses shall be the Buyer Class A Common Stock Price.

(d) Limitation of Remedies and Damages. Buyer shall use its commercially reasonable efforts to mitigate Losses.

6.5. General Indemnification Provisions. The amount of any Losses suffered or incurred by any Buyer Indemnified Party shall be reduced by the amount of any Tax Benefits, insurance proceeds or other cash receipts paid to the Buyer Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by such Buyer Indemnified Party or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related future increases in insurance premiums resulting from such Loss or insurance payment. No Company Indemnifying Party will have any right to seek contribution from a Target Company with respect to all or any part of such Company Indemnifying Party’s indemnification obligations under this ARTICLE VI.

6.6. Exclusive Remedy. From and after the Closing, except with respect to (i) any remedies that may be available under any Ancillary Document, including, for the avoidance of doubt, any Joinder Agreement or Letter of Transmittal, or (ii) any claims of Fraud or claims seeking injunctions, specific performance or other equitable relief pursuant to Section 7.7, indemnification pursuant to this ARTICLE VI shall be the sole and exclusive remedy of the Buyer Indemnified Parties (whether at law or in equity) with respect to any claims arising under this Agreement.

ARTICLE VII
GENERAL PROVISIONS

7.1. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Seller Representative: Samuel L. Paul 3118 Vista Vavolosa Reno, NV 89519 Email: spaul@redrockarmory.co with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103
Attn: Richard Scheff
Telephone No.: +1 215-988-2840
Email: Richard.scheff@faegredrinker.com

If to a Buyer Party or the Company: PSQ Holdings, Inc. 315 S. Coast Hwy 101 STE. U44 Encinitas, CA, 92024 Attn: Michael Seifert E-mail: michael@publicsq.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Meredith Laitner, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
E-mail: mlaitner@egsllp.com

and

Nelson Mullins Riley & Scarborough LLP
101 Constitution Ave, NW, Suite 900
Washington, DC 20001
Attn: Jon Talcott
E-mail: jon.talcott@nelsonmullins.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

7.2. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

7.3. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Prior to Closing, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Buyer and the Company, and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder. Notwithstanding the foregoing, the parties acknowledge that any replacement Seller Representative shall automatically become a party to this Agreement in place of the replaced Seller Representative upon his or her appointment and acceptance in accordance with Section 7.13 hereof.

7.4. No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

7.5. Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Buyer and the Seller Representative and, except as otherwise required by applicable Law, without further action by the stockholders of any Party. Buyer on behalf of itself and its Affiliates and the Seller Representative on behalf of the Company Stockholders, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

7.6. Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

7.7. Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

7.8. Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 7.1. Nothing in this Section 7.8 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

7.9. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

7.10. Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Buyer, its stockholders under the Securities Act, the Exchange Act or DGCL, as then applicable, or its Governing Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Buyer and its Representatives and Buyer and its Representatives have been given access to the electronic folders containing such information.

7.11. Mutual Drafting. The Parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the Parties and will not be deemed or construed as having been drafted by any one party, (b) each Party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, exhibits and schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement or the Ancillary Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

7.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

7.13. Seller Representative.

(a) Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Samuel L. Paul, in its capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) managing, controlling, defending and settling on behalf of a Company Indemnifying Party any indemnification claims against any of them under ARTICLE VI, including controlling, defending, managing, settling and participating in any Third Party Claim; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Transactions, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (ix) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative, Buyer or any Buyer Indemnified Party relating to the defense or settlement of any claims for which a Company Indemnifying Party may be required to indemnify a Buyer Indemnified Party pursuant to ARTICLE VI, shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 7.13 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including Buyer, the Company and the Buyer Indemnified Parties and the Company Indemnifying Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. Buyer, the Company and each Buyer Indemnified Party and Company Indemnifying Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any indemnification claims by an Indemnified Party pursuant to ARTICLE VI, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder nor any Company Indemnifying Party shall have any cause of action against Buyer, the Company or any other Buyer Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. Buyer, the Company and the other Buyer Indemnified Parties shall not have any Liability to any Company Stockholder or Company Indemnifying Party for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 7.13(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any Losses that any Company Stockholder or any Company Indemnifying Party may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 7.13 shall survive the Closing and continue indefinitely.

(D) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify Buyer in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

7.14. No Implied Representations; Non-Reliance. The parties hereto acknowledge that, except as expressly provided in Article III and Article IV, none of the parties hereto has made or is making any representations or warranties whatsoever, implied or otherwise. Each of Buyer and Merger Sub hereby acknowledges and agrees that Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Buyer acknowledges and agrees that: (i) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III (including, and subject to, the related portions of the Disclosure Schedules).

7.15. Conflict of Interest. If the Seller Representative so desires, acting on behalf of Company Stockholders and without the need for any consent or waiver by any Target Company or Buyer, Faegre Drinker Biddle & Reath LLP (“Faegre”) shall be permitted to represent the Seller Representative, the Company Stockholders and/or their Representatives or Affiliates after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated hereby and the Ancillary Documents or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Faegre shall be permitted to represent the Seller Representative, the Company Stockholders and/or their Representatives or Affiliates, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, the Target Companies or any of their Representatives or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Target Companies shall cease to have any attorney-client relationship with Faegre, unless and to the extent Faegre is specifically engaged in writing by any Target Company to represent any Target Company after the Closing and either such engagement involves no conflict of interest with respect to the Company Stockholders or the Seller Representative consents in writing at the time to such engagement. Any such representation of any Target Company by Faegre after the Closing shall not affect the foregoing provisions hereof.

7.16. Attorney-Client Privilege. Buyer, the Company Stockholders, and the Target Companies agree that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of the Company in connection with the transactions contemplated hereby, and all information and documents covered by such privilege or protection (the “Covered Materials”), shall belong to and be controlled by the Seller Representative, and not by the Buyer, Merger Sub or any Target Company, following the Closing, and may be waived only by the Seller Representative, and not any Target Company, and shall not pass to or be claimed or used by Buyer, Merger Sub, or the Target Companies. Absent the consent of the Seller Representative, neither Buyer, nor Merger Sub nor any Target Company shall have a right to access the Covered Materials following the Closing and, in the event Buyer, Merger Sub, or any Target Company accesses Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of the Seller Representative with respect to the related privilege or protection. Notwithstanding the foregoing, if a dispute arises between Buyer, Merger Sub, or any Target Company, on the one hand, and a third party other than (and unaffiliated with) the Company Stockholders and the Seller Representative on the other hand, after the Closing, then the Company may assert such attorney-client privilege to prevent disclosure to such Covered Materials; and provided, further, that Buyer and the Target Companies may not waive such privilege without the prior written consent of the Seller Representative.

ARTICLE VIII
DEFINITIONS

8.1. Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Accredited Investor Questionnaire” means a customary questionnaire in a form to be provided by Buyer and reasonably acceptable to the Company.

“Action” means any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Advisor” means Farvahar Capital LLC.

“Advisor Engagement Letter” means the Financial Advisory Engagement Letter entered into by Buyer and Advisor prior to the date hereof in connection with the Transactions.

“Advisory Fees” means the required payments at Closing to Advisor, or, in Advisor’s discretion, its designee associated individual, pursuant to the Advisor Engagement Letter, with the number of shares of Buyer Class A Common Stock deliverable thereunder to be determined based on the Buyer Class A Common Stock Price.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Exchange Act.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including, for the avoidance of doubt (i) any Joinder Agreement, (ii) the Note Exchange Agreement and (iii) the Required Noteholder Documents.

“Benefit Plan” means each deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation, bonus plan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA or similar foreign regulations, maintained or contributed to or required to be contributed to by a Target Company for the benefit of any employee or terminated employee of the Target Companies, or with respect to which a Target Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Buyer Class A Common Stock” means shares of Class A common stock, par value $0.0001 per share, of Buyer.

“Buyer Class A Common Stock Price” means $5.4546 per share, which represents the VWAP of Buyer Class A Common Stock for the 30 Trading Days preceding February 15, 2024.

“Buyer Class C Common Stock” means shares of Class C common stock, par value $0.0001 per share, of Buyer.

“Buyer Common Stock” means the Buyer Class A Common Stock and the Buyer Class C Common Stock.

“Buyer Preferred Stock” means shares of preferred stock, par value $0.0001 per share, of Buyer.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Company Common Stock” means the common stock of the Company, par value $0.00001 per share.

“Company Convertible Securities” means, collectively, the Company Warrants and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Fully Diluted Shares” means the aggregate of number of shares of Company Stock that are issued and outstanding on an as-converted to Company Common Stock basis, in each case as of immediately prior to the Effective Time.

“Company Indemnifying Party” means each Company Stockholder.

“Company Requisite Vote” means the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Governing Documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger.

“Company Securities” means, collectively, the Company Stock and the Company Convertible Securities.

“Company Stock” means the Company Common Stock.

“Company Stockholders” means, collectively, the holders of Company Stock as of immediately prior to the Effective Time.

“Company Notes” means, collectively, all of the outstanding Company subordinate promissory notes as of immediately prior to the Effective Time.

“Company Note Holders” means, collectively, the holders of all of the outstanding Company Notes as of immediately prior to the Effective Time.

“Company Warrant” means warrants to purchase Company Stock.

“Consent” means any filing, notice, notification, report, declaration, registration, certification, approval, clearance, consent, ratification, permit, permission, waiver, expiration or termination of waiting periods, or authorization or Non-Objection within a reasonable time period following notification.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases, commitments, understandings, arrangements or restrictions, and other instruments or obligations of any kind, whether written or oral (including any amendments and other modifications thereto).

“Conversion Ratio” means the quotient representing (i) the total Merger Consideration divided by (ii) the number of Company Fully Diluted Shares.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Credova Platform” means the Company’s point-of-sale and financing platform that provides buy now, pay later solutions and other financing options including software, certain platform and infrastructure, database, libraries, technology, and application programming interface (API) solutions, computer programming tools, repositories, all in source code and object form as applicable for consumers as part of purchasing products and services from merchants.

“De-SPAC Date” means July 19, 2023.

“December 31 Financial Information” means the Target Companies’ balance sheet, income statement and statement of cash flow as of and for the period ending December 31, 2023, in each case as provided by the Company to the Buyer prior to the date hereof.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, negative covenant, equitable interest, license, lease or other possessory interest, lien, pledge, hypothecation, security interest, preference, right of first refusal, condition, limitation or restriction (whether on voting, sale, transfer, disposition or otherwise) of any kind or nature whatsoever (whether absolute or contingent), or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Intermediaries” means collectively, the parties set forth in Schedule A.

“Fraud” means actual common law fraud under the Laws of the State of Delaware with respect to the representations and warranties of (a) the Company in ARTICLE III or any certificate delivered by the Company pursuant to this Agreement or any Ancillary Document or (b) the Buyer in ARTICLE IV or any certificate delivered by Buyer pursuant to this Agreement or any Ancillary Document.

“GAAP” or “U.S. GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, agency or official or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” or “IP” means all of the following anywhere in the world and all legal rights, title, or interest in the following arising under applicable laws, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals:

(1) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part and any patents issuing from any applications that claim domestic benefit or foreign priority from the foregoing patents or patent applications (“Patents”);

(2) all copyrights, registered or unregistered, copyright registrations and copyright applications, copyrightable works, and all other corresponding rights (“Copyrights”);

(3) all mask works, mask work registrations and mask work applications, and all other rights relating to semiconductor design and topography;

(4) all industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership, and any related registrations and applications;

(5) all registered or unregistered trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill associated with any of the foregoing (“Trademarks”);

(6) all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, invention notebooks, file histories, know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind;

(7) all computer programs and systems, whether embodied in software, firmware or otherwise, including software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion) including all: (a) media on which any of the foregoing is recorded; (b) forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form); and (c) translation, ported versions and modifications of any of the foregoing (clauses (i) - (iii), collectively, “Software”);

(8) all databases and data collections and all rights in the same;

(9) all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights,” in any of the foregoing;

(10) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property;

(11) all versions, releases, upgrades, derivatives, enhancements and improvements of any of the foregoing; and

(12) all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the date of this Agreement.

“Judgment” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial or arbitral award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Key Employees” means Dusty Wunderlich, Michael Pena, Kegan Peterson, Jim Giudice, Miles Brazil, and Andrew Paul.

“Key Employee Documents” means employment agreements with each Key Employee, each as agreed to by Buyer and such Key Employee.

“Knowledge” means: (i) with respect to the Company, the actual knowledge of a particular matter by Dusty Wunderlich, Michael Pena, Jim Giudice, or Miles Brazil, after reasonable inquiry; and (ii) with respect to Buyer, the actual knowledge of Bradley Searle or Michael Seifert.

“Law” means any federal, state, local, municipal, foreign, transnational or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, judgment, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Loan” means a loan, line of credit, retail installment sale contract, lease, sales finance account, or other evidence of a right to defer the payment of a debt obligation or temporary bailment of property.

“Loss” or “Losses” means losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties, and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing, but excluding any punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes hereof, any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in the credit, debt, securities and capital markets) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including, without limitation, COVID-19) or the worsening thereof, including the effects of any Governmental Authority or other third-party responses thereto; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Material Business Relationship” means collectively, the parties set forth in Schedule B.

“Note” means, with respect to a Loan, a promissory note or notes, retail finance sales contract, lease agreement, or contracts, or other evidence of indebtedness with respect to such Loan, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Note Exchange Agreement” means an agreement entered into pursuant to which such Company Notes will be exchanged for Replacement Notes in accordance with the terms of such exchange agreement immediately prior to the Effective Time.

“Noteholder Lock-Up Agreement” means an agreement substantially in the form of the Lock-Up Agreements deliverable hereunder, to be delivered by each holder of Company Notes as of the date the Note Exchange is consummated and in effect as of the Effective Time.

“NYSE” means the New York Stock Exchange.

“Obligor” means, with respect to a Loan, the Person who owes payments under such Loan.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of a Target Company.

“Paid Company Notes” means, collectively, all of the outstanding Company subordinate promissory notes repaid by the Company prior to the execution of this Agreement.

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, written determination of non-applicability, exemption, license, franchise, variance, exception, consent, certificate, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the Ordinary Course of Business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (v) Liens arising under this Agreement or any Ancillary Document, or (vi) non-exclusive licenses granted in the Ordinary Course of Business.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” all Taxes imposed on any Target Company for all Pre-Closing Periods, and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by Buyer to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by Buyer to all Company Stockholders in accordance with the terms of this Agreement.

“Red Rock Agreement” means that certain Amendment No. 1 to Receivable Purchase Agreement, dated as of March 13, 2024, by and between the Company and Red Rock, Armory, LLC.

“Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state or foreign statutes, rules, regulations, orders, decrees, and other applicable Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Replacement Notes” means the 9.75% convertible notes of Buyer, issued pursuant to the Note Exchange.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“Required Noteholder Documents” means the Noteholder Non-Disclosure Agreement, Accredited Investor Questionnaire, Noteholder Lock-Up Agreement and Note Exchange Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means each of the Company and its direct and indirect Subsidiaries.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Benefits” means the actual reduction in Taxes paid based on the actual Taxes paid compared to a hypothetical calculation that omits the relevant item of deduction or loss. Notwithstanding anything to the contrary contained in this Agreement, a Tax Benefit shall not be treated as having been “actually realized” prior to the date the annual Tax Return for the applicable taxable year has been filed with the applicable Taxing Authority.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trading Day” shall mean any day on which shares of Buyer Class A Common Stock is actually traded on the Trading Market on which shares of Buyer Class A Common Stock are then traded.

“Trading Market” shall mean The New York Stock Exchange or any other principal securities exchange or securities market on which the Buyer Class A Common Stock is listed or quoted for trading as of an applicable date.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“VWAP” shall mean the daily volume weighted average price of the Buyer Class A Common Stock as of a given date (or the nearest preceding date) on the NYSE or any other Trading Market on which the Buyer Class A Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), which, for the avoidance of doubt, shall be equivalent to the average price across all recorded trades in Bloomberg during applicable Trading Days.

“Written Consent” means the written consent of the Company Stockholders evidencing the Company Requisite Vote.

8.2. Terms Defined Elsewhere. The capitalized terms used in the Agreement not defined in Section 8.1 shall have the respective meanings given to such terms as set forth elsewhere in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer:

PSQ HOLDINGS, INC.

By:	/s/ Michael Seifert
	Name:	Michael Seifert
	Title:	Chief Executive Officer

Merger Sub:

CELLO MERGER SUB, INC.

By:	/s/ Michael Seifert
	Name:	Michael Seifert
	Title:	Chief Executive Officer

The Company:

CREDOVA HOLDINGS, INC.

By:	/s/ Dusty Wunderlich
	Name:	Dusty Wunderlich
	Title:	Chief Executive Officer

Seller Representative:

/s/ Samuel L. Paul
Samuel L. Paul, in the capacity as the Seller Representative